Exhibit 12.2

Vidéotron Ltée
Computation of ratio of total debt to EBITDA
(dollars in million, except for ratio of total debt to EBITDA)

	Year ended August 31,		Four Months Ended December 31,	Year Ended December 31,			Nine Months Ended September 30,
	1998	1999	1999	2000	2001	2002	2003
CANADIAN GAAP
Total debt (excluding QMI subordinated loan)(1)	$764.0	$840.6	$801.5	$950.8	$1,310.2	$1,119.6	$884.1
EBITDA(2)(3)	$239.2	$223.3	$80.0	$243.4	$281.0	$265.7	$228.2

Ratio of total debt to EBITDA	3.2	3.8	3.3	3.9	4.7	4.2	2.9

US GAAP
Total debt (excluding QMI subordinated loan)(1)					$1,310.2	$1,119.6	$884.1
EBITDA(2)(3)					$255.8	$228.6	$199.7

Ratio of total debt to EBITDA					5.1	4.9	3.3

(1)
As calcultated in note 5 to "Selected Combined Financial and Operating Data"

(2)
As defined and calculated in note 6 to "Selected Combined Financial and Operating Data"

(3)
Ratio of total debt (excluding QMI subordinated loan) to EBITDA for the four months ended December 31, 1999 and for the nine months ended September 30, 2003, is based on annualized EBITDA for the four months ended December 31, 1999 and nine months ended September 30, 2003, respectively.